EXHIBIT 23(H)(XVI) UNDER FORM N-1A
                                           EXHIBIT 10(H) UNDER ITEM 601/REG. S-K
                     AMENDMENT TO FUND ACCOUNTING AGREEMENT

       THIS AMENDMENT, made as of the 29th day of September, 2005, between Huntington National Bank (hereinafter referred to as "Huntington"), a national bank having its principal place of business at 41 S. High St., Columbus, Ohio 43287, and BISYS FUND SERVICES OHIO, INC. (hereinafter referred to as "BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 is attached to and incorporated by reference into that certain Fund Accounting Agreement dated May 1, 2002, as amended July 30, 2003, and further amended as of July 1, 2004 (the "Agreement"), by and between Huntington and BISYS. The terms of this Amendment shall be in addition to the terms of the Agreement; provided, however, that in the event of a conflict between the terms of this Amendment and the terms of the Agreement, this Amendment shall control. To the extent the Agreement is amended subsequent to the date hereof, and the terms of the amended Agreement and this Amendment conflict, the terms of the Agreement shall control. This preamble is an essential part of this Amendment and its terms are a part of this Amendment.

       WHEREAS, Huntington and BISYS entered into the Agreement, pursuant to which BISYS performs fund accounting services for the underlying portfolios (the "Funds") of The Huntington Funds and the Huntington VA Funds (collectively, the "Trusts"), each of which is a Massachusetts business trust; and

       WHEREAS, BISYS has provided and Huntington desires that BISYS continue to provide services with respect to Form N-Q, and BISYS is willing to provide the services set forth in this Amendment in consideration of the fee described below, on the terms set forth herein.

       NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, Huntington and BISYS hereby agree as follows:

       1.    AMENDMENTS

       (a) Section 1(c) of the Agreement is amended by the addition of the following service to be provided by BISYS:

             (vi) Prepare and File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

       (b) Schedule B of the Agreement is amended by the addition of the following fee to be paid to BISYS:

             Fees for Form N-Q services:

FORM N-Q REPORT DATE                FEE FORMULA
Third Quarter 2004                  $2,750.00 per series of The Huntington Funds per filing made on its behalf, and
                                    $2,250.00 per series of the Huntington VA Funds per filing made on its behalf.
First Quarter 2005                  $2,750.00 per series of The Huntington Funds per filing made on its behalf, and
                                    $2,250.00 per series of the Huntington VA Funds per filing made on its behalf.
Third Quarter 2005                  $15,000.00 total for all Form N-Q filings made on behalf of The Huntington Funds and Huntington
                                    VA Funds.
First Quarter 2006                  $15,000.00 total for all Form N-Q filings made on behalf of The Huntington Funds and Huntington
                                    VA Funds.
Third Quarter 2006 and all          Subject to further negotiation.
subsequent filings

       The compensation set forth under this Amendment is payable in addition to the compensation otherwise payable under the Agreement. Compensation payable to BISYS with respect to the Form N-Q service shall not be applied or counted toward any of the minimum fee requirements for other services provided by BISYS. The parties acknowledge that this compensation will ultimately be paid by the Trusts as a reimbursement to Huntington under Section XV of the Financial Administration and Accounting Services Agreement between Huntington and the Trusts, dated December 1, 2001.

       2.    REPRESENTATIONS

Huntington represents and warrants to BISYS that:

       (a) This Amendment has been duly authorized by Huntington and the Trusts and, when executed and delivered by Huntington, will constitute a legal, valid and binding obligation of Huntington, enforceable against Huntington in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

       (b) Huntington represents and warrants that it has presented this Amendment to, together with any information requested by, the Board of Trustees of the Trusts, and the Board of Trustees of the Trusts has approved this Amendment. Huntington shall provide BISYS with copies of the resolutions evidencing such approval prior to the effective date of this Amendment.

       3.    MISCELLANEOUS

       (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

       (b) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

       (c) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

       (d) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

       (e) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

                                   * * * * *

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        HUNTINGTON NATIONAL BANK

                                        By:  /s/ B. Randolph Bateman
                                        Name:  B. Randolph Bateman
                                        Title:  President

                                        BISYS FUND SERVICES OHIO, INC.

                                        By:  /s/ Fred Nadaff
                                        Name:  Fred Nadaff
                                 Title:  President Fund Services